Exhibit 99.1

Indigo Acquisition Corp. Announces Closing of Full Over-Allotment Option

NEW YORK, July 11, 2025 (GLOBE NEWSWIRE) -- Indigo Acquisition Corp. (the “Company”) announced today that it has consummated the sale of the full 1,500,000 units subject to the over-allotment option granted to the underwriters in connection with its initial public offering. The additional units were sold at $10.00 per unit, generating additional gross proceeds to the Company of $15,000,000

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “INACU.” Each unit consists of one ordinary share and one right entitling its holder to receive one tenth of one ordinary share upon the Company’s completion of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “INAC” and “INACR,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on opportunities with established, profitable companies with attractive market positions and/or growth potential that can leverage our management team’s experience and expertise. The Company is led by its Chairman of the Board and Chief Executive Officer, James S. Cassel, and its Chief Operating Officer and Chief Financial Officer, Scott Salpeter.

EarlyBirdCapital, Inc. acted as the book-running manager for the offering and IB Capital acted as co-manager for the offering. The offering was made by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, New York 10017, Attention: Syndicate Department, or (212) 661-0200.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on June 30, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the net proceeds of the offering will be used as indicated in the offering prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

James S. Cassel, CEO

jcassel@cs-ib.com

305-438-7700

Scott Salpeter, CFO

ssalpeter@cs-ib.com

305-438-7700